UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2011

Orthofix International N.V.

(Exact name of Registrant as specified in its charter)

Curacao	0-19961	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Abraham de Veerstraat Curacao		N/A
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 011-59-99-465-8525

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Robert S. Vaters as President and Chief Executive Officer effective August 1, 2011; Amended and Restated Employment Agreement with Robert S. Vaters; Letter Agreement with Alan W. Milinazzo

On June 15, 2011, Orthofix International N.V. (the “Company”) and its subsidiary Orthofix Inc. entered into (i) an amended and restated employment agreement with Robert S. Vaters and (ii) a letter agreement with Alan W. Milinazzo (collectively, the “Agreements”). Under the Agreements, Mr. Milinazzo will cease serving as the Company’s President and Chief Executive Officer as of August 1, 2011, at which time Mr. Vaters will be promoted from his current role as Chief Operating Officer to President and Chief Executive Officer. The Agreements provide that Mr. Milinazzo will continue to serve as a member of the Company’s board of directors (the “Board”) following August 1, 2011, and that Mr. Vaters will stand for election to the Board at the Company’s upcoming 2011 annual general meeting of shareholders as an additional Board member. The Agreements were each approved by the compensation committee (the “Compensation Committee”) of the Board, and ratified by the Board.

A summary of further terms of the Agreements is set forth below. This summary does not constitute a complete summary of the terms of the Agreements and is qualified in its entirety be reference to the Agreements, which are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Amended and Restated Employment Agreement with Mr. Vaters

The amended and restated employment agreement with Mr. Vaters is for an initial term that lasts though August 1, 2014, with automatic one-year renewals commencing on August 1, 2014 and on each August 1 thereafter, unless either party notifies the other party of its intention not to renew the agreement at least 6 months prior to the next August 1 renewal date. The agreement further provides that if a change of control (as that term is defined in each agreement) occurs with less than two years left during the initial term or during any renewal term, the agreement will automatically be extended for two years from the change of control date.

The agreement provides that Mr. Vaters will receive a base salary during the term of no less than $600,000 per year. This base salary level may only be decreased if the decrease is the result of a general reduction affecting the base salaries of all other senior executives that does not disproportionately affect the executive and does not reduce the executive’s base salary to a rate that is less than 90% of the executive’s then-current base salary amount. Mr. Vaters also receives a car allowance of $900 per month.

Under the agreement, Mr. Vaters’ employment will terminate upon his death, and may also be terminated as follows: (i) by mutual written agreement of Orthofix Inc. and Mr. Vaters; (ii) by Orthofix Inc. in the event Mr. Vaters incurs a disability (as that term is defined in the agreement) for a continuous period exceeding 90 days or for a total of 180 days during any period of 12 consecutive months; (iii) by Mr. Vaters for “good reason” (as that term is defined in the agreement); (iv) by Orthofix Inc. for “cause” (as that term is defined in the agreement); (v) by Othofix Inc. without cause; or (vi) by Mr. Vaters voluntarily.

Mr. Vaters is generally entitled to the following in the event of termination as a result of death, disability, for good reason or without cause, whether occurring during or after the term of the agreement:

•	Any amounts actually earned or owing through the date of termination (such as base salary, incentive compensation or accrued vacation), payable within 30 days after the date of termination.

•

The pro rata amount of any bonus plan incentive compensation for the fiscal year of his termination of employment (based on the number of business days he was actually employed by Orthofix Inc. during the fiscal year in which the termination of employment occurs) that he would have received had his employment not been terminated during such year. This pro rata amount is payable at the time such incentive compensation is paid to other senior executives (generally, before March 15 of the next year).

•

An amount equivalent to 200% of his Base Amount (as defined in the agreement), payable within 30 days after he signs a release of claims against the Company and its subsidiaries and the expiration of any revocation period. This multiple increases to 250% for payments triggered following a change of control. Under the agreement, “Base Amount” means an amount equal to the sum of:

(1)	Mr. Vaters’ annual base salary at the highest annual rate in effect at any time during the term of employment; and

(2)	the greater of (a) Mr. Vaters’ target bonus in effect during the fiscal year in which termination of employment occurs, or (b) the greater of (i) the average of his annual bonuses actually earned for the two years ending immediately prior to the year in which termination of employment occurs or (ii) the average of his annual bonuses actually earned for the two years ending immediately prior to a change of control or potential change of control (as those terms are defined in the agreement), in each case with adjustments made for eligibility and any partial years.

•

The ability to exercise any vested stock options or stock appreciation rights granted before June 30, 2009 until the earlier of (i) five years from the date of termination, or (ii) the latest date each stock option and stock appreciation right would otherwise expire by its original terms had the executive’s employment not terminated.

•

The ability to exercise any vested stock options or stock appreciation rights granted after June 29, 2009 until the earlier of (i) two years from the date of termination, or (ii) the latest date each stock option and stock appreciation right would otherwise expire by its original terms had the executive’s employment not terminated.

In addition, in the event of a termination as a result of death, disability, for good reason or without cause occurring during the term of the agreement only, Mr. Vaters will also be entitled to:

•

All stock options previously granted to the executive will vest in full and be immediately exercisable (until the earlier of (i) two years from the date of termination, or (ii) the latest date each stock option would otherwise expire by its original terms had the executive’s employment not terminated). Any risk of forfeiture included in restricted stock grants or other equity-based rights will immediately lapse.

•

Continuation of health, dental, vision and life insurance coverage (but not pension, retirement, profit-sharing, severance or similar compensatory benefits) for the executive and his and dependents substantially similar to those being received immediately prior to termination for the lesser of 24 months after termination or until the executive secures coverage from new employment.

•	$35,000 for use towards outplacement services or educational program purposes.

Under the agreement, Mr. Vaters has agreed that he will relocate his primary residence to the Dallas / Fort Worth, Texas metropolitan area no later than August 1, 2013. The Company has agreed to pay, on an after-tax basis, certain specified moving, housing, travel and other relocation and living costs in connection therewith (including in connection with Mr. Vaters commuting from his current primary residence to the Dallas / Fort Worth, Texas metropolitan area until the earlier of August 1, 2013 or the time of the relocation of his primary residence).

The agreement provides that Mr. Vaters continues to remain eligible to receive the $350,000 special retention cash bonus previously approved by the Compensation Committee in February 2011, subject to Mr. Vaters remaining employed on December 31, 2011 and June 30, 2012, respectively, on each of which dates 50% of the bonus amount becomes vested and payable.

The agreement contains confidentiality, non-competition and non-solicitation covenants effective so long as Mr. Vaters is an employee and for a period of twenty four months after employment is terminated. The agreement also contains confidentiality and assignment of inventions provisions that last indefinitely.

In connection with the entry into the Agreement, on June 15, 2011 the Compensation Committee granted Mr. Vaters stock options to purchase 25,000 shares of the Company’s common stock (with an exercise price based on the closing price of the Company’s common stock on June 15, 2011), vesting annually in one-third increments over a three-year period and pursuant to the other terms and conditions of the Company’s standard form of stock option agreement.

Letter Agreement with Mr. Milinazzo

The letter agreement with Mr. Milinazzo provides that Mr. Milinazzo will cease to serve as an employee of the Company (and cease serving as President and Chief Executive of the Company) as of August 1, 2011. The parties have agreed that this cessation of employment will be treated as a termination by the Company without cause under Mr. Milinazzo’s employment agreement. Mr. Milinazzo will continue to receive his regular salary through August 1, 2011.

The agreement confirms that, pursuant to the terms of Mr. Milinazzo’s existing employment agreement, Mr. Milinazzo will be entitled to the following severance benefits:

•	Payment for all accrued and unused vacation as of August 1, 2011 (calculated based on his current base salary rate);

•	A lump sum cash severance payment in an amount equal to the “Base Amount” as defined in his existing employment agreement, as set forth in Section 5.1(b) thereof;

•

Eligibility for a 50% pro rata annual incentive program bonus for the 2011 fiscal year, to be determined by the Compensation Committee at the time 2011 annual incentive program bonus determinations are made for other senior executives of the Company, and to be paid (if any bonus is determined to be earned) at the time such incentive compensation is paid to other Company senior executives but in no event later than March 15, 2012;

•

The ability to continue certain welfare benefit plans until the earlier of the date that is twelve (24) months following August 1, 2011 or the date that he secures coverage from new employment, as set forth in Section 5.1(d) of the existing employment agreement;

•

A cash payment in the amount of $35,000 (net of any applicable withholdings) for use towards the costs and expenses of executive outplacement services or an education program, as set forth in Section 5.1(e) of the existing employment agreement, and

•

Accelerated vesting of his stock options and restricted stock, and an extended post-termination exercise period for his stock options, as set forth in Section 5.1(c) of the existing employment agreement.

The Company expects to take total accounting charges related to the foregoing severance benefits (including charges for stock compensation expense in connection with the acceleration of stock options and restricted stock) in the aggregate amount of approximately $3.3 million.

The agreement provides that, for the avoidance of doubt, Mr. Milinazzo will not be entitled to any portion of the $400,000 special cash retention bonus approved by the Compensation Committee on February 15, 2011, as he not be employed on the applicable vesting dates with respect thereto.

The agreement provides that Mr. Milinazzo will remain available to serve as a member of the Board following August 1, 2011, and that he will be compensated for any Board service continuing after August 1, 2013 on the same terms as other non-employee members of the Board.

Item 7.01.	Regulation FD Disclosure.

On June 16, 2011, the Company issued a press release regarding certain of the matters described in Item 5.02. This press release is furnished herewith as Exhibit 99.1.

The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amended and Restated Employment Agreement, dated as of June 15, 2011 and effective as of August 1, 2011, by and between Orthofix Inc., Orthofix International N.V. and Robert S. Vaters.

10.2	Letter Agreement, dated June 15, 2011, between Orthofix Inc., Orthofix International N.V. and Alan W. Milinazzo.

99.1	Press release, dated June 16, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orthofix International N.V.

By:	/s/ Brian McCollum
Brian McCollum Chief Financial Officer and Senior Vice President of Finance

Date: June 16, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated as of June 15, 2011 and effective as of August 1, 2011, by and between Orthofix Inc., Orthofix International N.V. and Robert S. Vaters.

10.2	Letter Agreement, dated June 15, 2011, between Orthofix Inc., Orthofix International N.V. and Alan W. Milinazzo.

99.1	Press release, dated June 16, 2011.